As filed with the U.S. Securities and Exchange Commission on September 5, 2019.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-0064269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc.
9705 Loiret Blvd.,

Lenexa, KS 66219
(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.
9705 Loiret Blvd.,

Lenexa, KS 66219
(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Michael DeDonato, Esq. Nicholas F. Chionchio, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Christian J. Hoffmann, III 9705 Loiret Blvd., Lenexa, KS 66219 (913) 814-7774

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share, issuable upon conversion of the Notes (2)	1,160,327	$1.40	$1,624,457.80	$196.88

Common Stock, par value $0.001 per share, issuable upon exercise of the Warrants (2)	571,428	$1.8125	$1,035,713.25	$125.53

Total	1,731,755	$1.8125	$2,660,171.03	$322.41

(1)	All shares registered pursuant to this registration statement are to be offered by the Selling Stockholders (defined below). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s common stock, $0.001 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Represents shares of the registrant’s Common Stock (defined below) issuable upon conversion or exercise of Notes (defined below) and Warrants (defined below) to purchase shares of Common Stock, respectively. The Notes and Warrants have been issued to the Selling Stockholders named in this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 5, 2019

DIGITAL ALLY, INC.

1,160,327 Shares of Common Stock Underlying Senior Secured Convertible Promissory Notes

571,428 Shares of Common Stock Underlying Common Stock Purchase Warrants

This prospectus relates to the offer and resale of up to an aggregate of 1,731,755 shares of common stock, par value $0.001 per share (the “Common Stock”), of Digital Ally, Inc. (the “Company”), as follows: (i) 1,160,327 shares of Common Stock issuable upon conversion of 8% Senior Secured Convertible Promissory Notes (the “Notes” and each a “Note”) held by certain institutional investors (the “Selling Stockholders” and each a “Selling Stockholder”); and (ii) 571,428 shares of Common Stock issuable upon exchange of Common Stock purchase warrants (the “Warrants” and each a “Warrant”) held by the Selling Stockholders. Pursuant to securities purchase agreement, dated August 5, 2019, by and between the Company and the Selling Stockholders (the “Purchase Agreement”), the Company issued the Notes and Warrants to the Selling Stockholders in a private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Private Placement”), which occurred concurrently with a registered direct offering (the “Registered Offering”).

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Notes and Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders may sell the shares of Common Stock underlying the conversion of the Notes and exercise of the Warrants on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Common Stock hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus. However, we will receive $1.8125 per share upon the exercise of the Warrants, which will be used to repay the expenses of this offering, and for working capital and general corporate purposes.

We have agreed to pay certain expenses in connection with the registration of the shares of Common Stock. The Selling Stockholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “DGLY.” On August 26, 2019, the closing bid price of our Common Stock as reported on the NASDAQ Capital Market was $0.84 per share.

The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of the Registered Shares.

This offering will terminate on the earlier of (i) the date when all of the Registered Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus __________, 2019

This prospectus is part of a registration statement that we filed on behalf of the Selling Stockholders with the Securities and Exchange Commission (the “Commission”) to permit the Selling Stockholders to sell the Registered Shares described in this prospectus in one or more transactions. The Selling Stockholders and the plan of distribution of the Registered Shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this registration statement, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our web site, www.digitalallyinc.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of Digital Ally, Inc. and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information in any free writing prospectus that we have authorized for use in connection with this offering, including the information set forth in the section titled “Risk Factors” in this prospectus beginning on page 8. Unless the context provides otherwise, all references herein to “Digital Ally”, “the “Company”, “we”, “our” and “us” refer to Digital Ally, Inc.

Company Overview

We produce digital video imaging and storage products for use in law enforcement, security and commercial applications. Our current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets, a system that provides our law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions including cloud-based fleet management and driver monitoring/training applications. We have active research and development programs to adapt our technologies to other applications. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including those applicable to mass transit, school buses, taxi cabs and the military. We sell our products to law enforcement agencies and other security organizations, and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally. We have several new and derivative products in research and development that we anticipate will begin commercial production during the third quarter of 2019.

Our Products

We supply technology-based products utilizing our portable digital video and audio recording capabilities, for the law enforcement and security industries and for the commercial fleet and mass transit markets. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create positive solutions to our customers’ requests. Our products include the DVM-800 and DVM-800 Lite, in-car digital video mirror systems for law enforcement; the FirstVU and the FirstVU HD, body-worn cameras, our patented and revolutionary VuLink product, which integrates our body-worn cameras with our in-car systems by providing hands-free automatic activation, for both law enforcement and commercial markets; the DVM-250 and DVM-250 Plus, a commercial line of digital video mirrors that serve as “event recorders” for the commercial fleet and mass transit markets; and FleetVU and VuLink, our cloud-based evidence management systems. We introduced the EVO-HD product in the second quarter of 2019 and will begin full-scale deliveries in the third quarter 2019. The EVO-HD is designed and built on a new and highly advanced technology platform that we expect to become the platform for a new family of in-car video solution products for the law enforcement and commercial markets. We believe that the launch of these new products will help to reinvigorate our in-car and body-worn systems revenues while diversifying and broadening the market for our product offerings. The following describes our product portfolio.

In-Car Digital Video Mirror System for law enforcement –EVO-HD, DVM-800 and DVM-800 Lite

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, console or under the seat of the vehicle. Most manufacturers have already developed and transitioned completely to digital video, and some have offered full HD level recordings which is currently state-of-art for the industry.

Our digital video rear view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, GPS and 900 MHz audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

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Our in-car digital video rear view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear view mirror, replacing factory rear view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	eliminates need for analog tapes to store and catalogue;

●	easily installs in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and to compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody;

●	and records to rugged and durable solid state memory.

The Company has completed development of a new in-car Digital Video platform under the name EVO-HD which it launched during Q-2 2019. The EVO-HD is a next generation system that offers a multiple HD in-car camera solution system with built-in patented VuLink auto-activation technology. The EVO-HD is built on an entirely new and highly advanced technology platform that enables many new and revolutionary features, including auto activation beyond the car and body camera. No other provider can offer built-in patented VuLink auto-activation technology. The EVO-HD provides law enforcement officers with an easier to use, faster and more advanced system for capturing video evidence and uploading. Additional features include:

●	A remote cloud trigger feature that allows dispatchers to remotely start recordings;
●	Simultaneous audio/video play back;
●	Cloud Connectivity via cell modem, including the planned deployment of the new 5G network;
●	Near real-time mapping and system health monitoring;
●	Body-camera connectivity with built-in auto activation technology; and
●	128GB internal storage, up to 2TB external SDD storage.

The EVO-HD is designed and built on a new and highly advanced technology platform that will become the platform for a whole new family of in-car video solution products for the law enforcement. The innovative EVO-HD technology replaces the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its law enforcement customers. The EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (ECA) capabilities to allow agencies to review entire shifts. An internal cell modem will allow for connectivity to the VuVault cloud, powered by Amazon Web Services (“AWS”), and real time metadata when in the field.

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In-Car Digital Video “Event Recorder” System –DVM-250 Plus for Commercial Fleets

Digital Ally provides commercial fleets and commercial fleet managers with the digital video tools they need to increase driver safety, track assets in real-time and minimize the company’s liability risk all while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provide all types of commercial fleets with features and capabilities which are fully-customizable, consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all of, the features of our DVM-800 law enforcement mirror systems at a lower price point. The DVM-250 Plus is designed to capture “events,” such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. These markets may find our units attractive from both a feature and cost perspective compared to other providers. Our marketing efforts indicate that commercial fleets are adopting this technology, in particular the ambulance and taxi-cab markets.

Digital Ally offers a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that help optimize efficiency, serve as excellent training tools for teams on safety and ultimately generate a significant return on investment for the organization.

The EVO-HD described above will also become the platform for a whole new family of in-car video solution products for the commercial markets. The innovative EVO-HD technology will replace the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its commercial customers. In its commercial market application, the EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (ECA) capabilities to allow customers to review entire shifts. An internal cell modem will allow for connectivity to the FleetVU Manager cloud-based system for commercial fleet tracking and monitoring, powered by Amazon Web Services (“AWS”), and real time metadata when in the field.

Miniature Body-Worn Digital Video System – FirstVU HD for law enforcement and private security

This system is also a derivative of our in-car video systems, but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

Auto-activation and Interconnectivity between in-car video systems and FirstVU HD body worn camera products – VuLink for law enforcement applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or a data-recording device such as a smart weapon is activated. Additionally, the awarded patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

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This feature is becoming a standard feature required by many law agencies. Unfortunately, certain competitors have chosen to infringe our patent and develop products that provide the same or similar features as our VuLink system. We filed lawsuits against two competitors Axon Enterprises, Inc. (“Axon,” formerly known as Taser International, Inc.) and Enforcement Video, LLC dba WatchGuard Video (“WatchGuard”) that challenge their infringing products.

Axon- On June 17, 2019, the Court granted Axon’s motion for summary judgment that Axon did not infringe on the Company’s patent and dismissed the case. Importantly, the Court’s ruling did not find that Digital’s ‘452 Patent was invalid. It also did not address any other issue, such as whether Digital’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the claims as they relate to Axon and was unrelated to the supplemental briefing Digital recently filed on its damages claim and the WatchGuard settlement. Those issues are separate and the judge’s ruling on summary judgment had nothing to do with Digital’s damages request. The Company has filed an appeal to this ruling and has asked the appellate court to reverse this decision.

Watchguard - On May 27, 2016 the Company filed suit against WatchGuard alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement. The Release and License Agreement encompasses the following key terms:

●	WatchGuard paid Digital Ally a one-time, lump settlement payment of $6,000,000.

●

Digital Ally has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality. Digital Ally has also granted WatchGuard a license to the ‘292 Patent and the ‘452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.

●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.

●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

Upon receipt of the $6,000,000 the parties filed a joint motion to dismiss the lawsuit which the Judge granted.

We believe that the outcome of these lawsuits will largely define the competitive landscape for the body-worn and in-car video market for the foreseeable future. We expect that our VuLink product and its related patents will be recognized as the revolutionary and pioneering invention by the courts.

VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by Amazon Web Services that provides CJIS compliant redundant and security-enhanced storage of all uploaded videos.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our Video Event Data Recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VUVault.NET law-enforcement cloud-based storage solution.

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement.

Corporate Information

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with the merger, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirror in March 2006.

On January 2, 2008, we commenced trading on the NASDAQ Capital Market under the symbol “DGLY.” We conduct our business from 9705 Loiret Boulevard, Lenexa, Kansas 66219. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders	1,731,755 shares of Common Stock consisting of: ● 1,160,317 shares underlying the Notes; and ● 571,428 shares underlying the Warrants.

Common Stock outstanding prior to this offering (1)	11,729,676 shares of Common Stock
Common Stock to be outstanding after this offering, after giving effect to the issuance of 1,731,755 shares underlying the Notes and Warrants (1)	13,460,913 shares of Common Stock.

Use of proceeds	We will not receive any of the proceeds from any sale of the shares of Common Stock by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised at an exercise price of $1.8125 per share. Any proceeds received by the Selling Stockholders in respect of Warrant exercises will be used for general working capital purposes.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section on page 8 of this prospectus for a discussion of factors to consider before deciding to invest in the units.

NASDAQ Symbol	DGLY

(1)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 11,729,158 outstanding as of August 30, 2019, and including or excluding the following as of such date:

●	excludes 596,075 shares of our common stock issuable upon exercise of outstanding options with a weighted average exercise price of $3.90 per share as of June 30, 2019;

●	includes 893,970 shares of our common stock subject to forfeiture pursuant to outstanding non-vested Restricted Stock grants as of June 30, 2019;

●	excludes 626,316 shares of our common stock as of June 30, 2019 reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes 4,164,145 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2019 having a weighted average exercise price of $5.71 per share;

●	excludes the issuance of up to 628,753 shares of our common stock issuable from time to time upon conversion of $880,254 principal balance of outstanding 8% Senior Secured Convertible Promissory Notes issued on August 5, 2019; and

●	excludes 63,518 shares of our common stock held as treasury stock, as of June 30, 2019.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus. Any of the risks and uncertainties set forth in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities. As a result, you could lose all or part of your investment.

Risks Related to this Offering of Securities

Our insiders and affiliated parties beneficially own a significant portion of our common stock.

As of the date of this prospectus, our executive officers, directors, and affiliated parties beneficially own approximately 19.9% of our common stock, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell any common shares that you hold at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand. Secondly, an investment in our securities is a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

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The sale or availability for sale of shares issuable upon conversion of the Notes or upon exercise of the Warrants may depress the price of our common stock and encourage short sales by third parties, which could further depress the price of our common stock.

To the extent that the purchasers of the Notes or the Warrants issued in connection with our concurrent private offering sell shares of our common stock issued upon conversion or repayment of the Notes or upon exercise of the Warrants, the market price of such shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares may cause stockholders to sell their shares of our common stock, which could further contribute to any decline in the price of our common stock. Any downward pressure on the price of our common stock caused by the sale or potential sale of such shares could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a stockholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our common stock by increasing the number of shares of our common stock being sold, which could further contribute to any decline in the market price of our common stock.

In the event of that the mandatory prepayment provision under our 8% Senior Secured Convertible Promissory Notes due August 4, 2020 (each, a “Registered Note,” and, collectively, the “Registered Notes”) is triggered, servicing such debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such prepayment, if triggered, may adversely affect our financial condition and operating results.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Registered Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Registered Notes. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange. On July 11, 2019, the Company was officially notified by Nasdaq that, for the previous 30 consecutive business days, the minimum Market Value of Listed Securities (the “MVLS”) for our common stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MLVS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we will have 180 calendar days, or until January 7, 2020, to regain compliance with the MVLS Rule. To regain compliance with the MLVS Rule, the minimum MVLS for our common stock must be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If we do not regain compliance with such rule by January 7, 2020, we may be delisted from Nasdaq. In the event of such notification, the Nasdaq rules permit us an opportunity to appeal Nasdaq’s determination. In the event we are delisted from Nasdaq, our common stock may lose liquidity, increase volatility, and lose market maker support.

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In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

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●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We do not anticipate paying dividends on our common stock in the foreseeable future; you should not buy our securities if you expect dividends.

The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

You may experience additional dilution in the future.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

Exercise of options or warrants or conversion of other convertible securities may have a dilutive effect on your percentage ownership of common stock upon conversion or repayment of the Notes and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

The exercise or conversion of some or all of our outstanding warrants or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

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As of the date of this prospectus, we have warrants outstanding to purchase 4,717,573 shares of common stock. The warrants have a weighted average exercise price of $5.93 and a weighted average years to maturity of approximately 2.8 years. In addition, we have options to purchase 591,700 shares of our common stock outstanding and exercisable at an average price of $3.74 per share.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the common stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock.

Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.

Provisions of Nevada anti-takeover law (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

Subject to applicable Nasdaq rules regarding the issuance of 20% or more of our common stock, our authorized but unissued shares of common stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our common stock price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

We may not be able to maintain an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the Conversion Price and make it difficult for you to sell the common stock you hold.

Our common stock is currently listed on Nasdaq. However, there can be no assurance that we will be able to maintain an active market for our common stock either now or in the future. If an active and liquid trading market cannot be sustained, you may have difficulty selling any of our common stock that you hold. The market price of our common stock may decline below the Conversion Price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all.

Risks Related to our Business

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $80,975,810 at June 30, 2019, which includes our net losses of $387,730 for the three months ended June 30, 2019 as compared to $2,962,890 for the three months ended June 30, 2018. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

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If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2018 and to date in 2019. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Many foreign governments are experiencing budgetary pressures because of the recent global recession and its impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services. In addition, we are marketing our First HD to commercial customers. These are relatively new sales channels for us and we may experience difficulty gaining acceptance of our other products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures because of the recent recession and slow recovery and their impact on their revenues, all of which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

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We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products.

The markets for our new and enhanced products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

Our market is characterized by new products and rapid technological change.

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2018 and to date in 2019 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2019. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

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We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $582,905 and $333,760 in research and development expenses during the three months ended June 30, 2019 and 2018, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

If we are unable to compete in our market, you may lose all or part of your investment.

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. Our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and WatchGuard. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter the law enforcement and security surveillance markets in the future.

Although we believe that our products will be distinguishable from those of our competitors based on their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Business” for additional information.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. In 2018 and 2017 we had certain product quality issues with the DVM -800 and FirstVU HD, which adversely affected our revenues and operating results.

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In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman. The loss of the services of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial affects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

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A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments. While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instrument chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instrument chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 37 patents for protection in the United States and certain other countries to cover certain design aspects of our products. We license the critical technology on which our products are based from Sasken-Ingenient, Inc. (“Sasken”) and Lead Technologies, Inc. (“Lead”) pursuant to license agreements. However, the technology licensed from these parties is critical because it is the basis of our current product design. We may choose to use other video encoding and decoding technology in future products, thus lessening our dependence on our licenses with these companies.

We have been issued at least 22 patents to date by the USPTO. In addition, we have at least 15 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

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If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are involved in litigation relating to our intellectual property.

We are subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on our consolidated financial statements. However, an adverse outcome in certain of the actions could have a material adverse effect on our financial results in the period in which it is recorded.

Axon Enterprises, Inc. – (Formerly Taser International, Inc.). The Company owns U.S. Patent No. 9,253,452 (the ” ’452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

The Company filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and Signal auto-activation product. The Company is seeking both monetary damages and a permanent injunction against Axon for infringement of the ‘452 Patent.

In addition to the infringement claims, the Company brought claims alleging that Axon conspired to keep the Company out of the marketplace by engaging in improper, unethical, and unfair competition. The amended lawsuit alleges Axon bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

Axon filed an answer, which denied the patent infringement allegations on April 1, 2016. In addition, Axon filed a motion to dismiss all allegations in the complaint on March 4, 2016 for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. Digital amended its complaint and Axon renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. Formal discovery commenced on April 12, 2016 with respect to the patent related claims. In January 2017, the Court granted Axon’s motion to dismiss the portion of the lawsuit regarding claims that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. On May 2, 2018, the Federal Circuit affirmed the District Court’s ruling relative to the antitrust portion of the lawsuit and on October 1, 2018 the Supreme Court denied Digital Ally’s petition for review.

In December 2016 and January 2017, Axon filed two petitions for Inter Partes Review (“IPR”) against the ‘452 Patent. The United States Patent and Trademark Office (“USPTO”) rejected both of Axon’s petitions. Axon is now statutorily precluded from filing any more IPR petitions against the ‘452 Patent.

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The District Court litigation in Kansas was temporarily stayed following the filing of the petitions for IPR. However, on November 17, 2017, the Federal District Court of Kansas rejected Axon’s request to maintain the stay. With this significant ruling, the parties will now proceed towards trial. Since litigation has resumed, the Court has issued a claim construction order (also called a Markman Order) where it sided with the Company on all disputes and denied Axon’s attempts to limit the scope of the claims. Following the Markman Order, the Court set all remaining deadlines in the case. Fact discovery closed on October 8, 2018, and a Final Pretrial Conference took place on January 16, 2019. The parties filed motions for summary judgment on January 31, 2019, and the Court granted Axon’s motion for summary judgment in June 2019. The Company has appealed this decision with the Court of Appeals for the Federal Circuit.

Enforcement Video, LLC d/b/a WatchGuard Video. On May 27, 2016, the Company filed suit against WatchGuard, (Case No. 2:16-cv-02349-JTM-JPO) alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines.

The USPTO has granted multiple patents to the Company with claims covering numerous features, such as automatically activating all deployed cameras in response to the activation of just one camera. Additionally, Digital Ally’s patent claims cover automatic coordination as well as digital synchronization between multiple recording devices. It also has patent coverage directed to the coordination between a multi-camera system and an officer’s smartphone, which allows an officer to more readily assess an event on the scene while an event is taking place or immediately after it has occurred.

The Company’s lawsuit alleged that WatchGuard incorporated this patented technology into its VISTA Wifi and 4RE In-Car product lines without its permission. Specifically, Digital Ally accused WatchGuard of infringing three patents: the U.S. Patent No. 8,781,292 (the ” ’292 Patent”) and ‘452 Patents and U.S. Patent No. 9,325,950 the (” ’950 Patent”). The Company aggressively challenged WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using Digital Ally’s own technology to compete against it. On May 8, 2017, WatchGuard filed a petition seeking IPR of the ‘950 Patent. The Company opposed that petition and on December 4, 2017, The Patent Trial and Appeal Board (“PTAB”) rejected the request of WatchGuard Video to institute an IPR on the ‘950 Patent. The lawsuit also involved the ‘292 Patent and the ‘452 Patent, the ‘452 Patent being the same patent asserted against Axon. The ‘292 Patent previously was subject to the IPR process with the USPTO, but in June 2018, the PTO rejected Axon’s arguments and did not invalidate the ‘292 Patent. WatchGuard had previously agreed to be bound by Axon’s IPRs and, as such, WatchGuard is now statutorily barred from any further IPR’s challenges with respect to the ‘950, ‘452, and ‘292 Patents. Since the defeat of Axon’s ‘292 Patent IPR, the Court has lifted the stay and set a schedule which had moved the case towards trial. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

The resolution of the dispute centers includes the following key terms:

●	WatchGuard will pay Digital Ally a one-time, lump sum settlement payment of six (6) million dollars.
●	Digital Ally has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality.
●	Digital Ally has also granted WatchGuard a license to the ‘292 Patent and the ‘452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.
●	The Parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.
●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

PGA Tour, Inc. On January 22, 2019 the PGA Tour, Inc. (the “PGA”) filed suit against the Company in the Federal District Court for the District of Kansas (Case No. 2:19-cv-0033-CM-KGG) alleging breach of contract and breach of implied covenant of good faith and fair dealing relative to the Web.com Tour Title Sponsor Agreement (the “Agreement”). The contract was executed on April 16, 2015 by and between the parties. Under the Agreement, Digital Ally would be a title sponsor of and receive certain naming and other rights and benefits associated with the Web.com Tour for 2015 through 2019 in exchange for Digital Ally’s payment to PGA Tour of annual sponsorship fees.

The suit has been resolved and the case has been dismissed with prejudice on April 17, 2019.

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Utility Associates, Inc. On October 25, 2013, the Company commenced an action in the United States District Court for the District of Kansas (2:13-cv-02550-SAC) to eliminate threats by a competitor, Utility Associates, Inc. (“Utility”), of alleged patent infringement regarding U.S. Patent No. 6,831,556 (the “ ‘556 Patent”). Specifically, the lawsuit seeks a declaration that the Company’s mobile video surveillance systems do not infringe any claim of the ‘556 Patent. The Company became aware that Utility had mailed letters to current and prospective purchasers of its mobile video surveillance systems threatening that the use of such systems purchased from third parties not licensed to the ‘556 Patent would create liability for them for patent infringement.

In addition, the Company began proceedings to invalidate the ‘556 Patent through a request for IPR of the ‘556 patent at the USPTO. On July 27, 2015, the USPTO invalidated key claims in Utility’s ‘556 Patent. The final decision from the USPTO significantly curtailed Utility’s ability to threaten law enforcement agencies, municipalities, and others with infringement of the ‘556 Patent. Utility appealed this decision to the United States Court of Appeals for the Federal Circuit. The United States Court of Appeals for the Federal affirmed the ruling of the USPTO summarily thus concluding the matter.

On June 6, 2014 the Company filed a separate Unfair Competition action against Utility in the United States District Court for the District of Kansas. In that lawsuit it contended that Utility has disparaged the Company and illegally interfered with its contracts, customer relationships and business expectancies by falsely asserting to its customers and others that its products violate the ‘556 Patent, of which Utility claims to be the holder. In addition to damages, the Company sought permanent injunctive relief, prohibiting Utility from continuing to threaten or otherwise interfere with the Company’s customers. On March 4, 2015, an initial hearing was held upon the Company’s request for injunctive relief.

Based upon facts revealed at a March 4, 2015 injunction hearing, on March 16, 2015, the Company sought leave to amend its complaint in the unfair competition suit to assert additional claims against Utility. Those new claims included claims of actual or attempted monopolization, in violation of § 2 of the Sherman Act, claims arising under a new Georgia statute that prohibits threats of patent infringement in “bad faith,” and additional claims of unfair competition/false advertising in violation of § 63(a) of the Lanham Act. The Court concluded its injunction hearing on April 22, 2015, and allowed the Company leave to add these claims, but denied its preliminary injunction. Subsequent to the injunction hearing, Utility withdrew from the market the in-car video recording device that it had sold in competition with the Company’s own products of similar function and which Utility had attempted to market using threats of patent infringement. After discovery closed, Utility filed a motion for summary judgment and the Company filed a motion for partial summary judgment. On March 30, 2017, the Court entered its order granting Utility’s motion and denying the Company’s motion for summary judgment. The Company believed the District Court had made several errors when ruling on the motions for summary judgment, and filed an appeal to the United States Court of Appeals for the Tenth Circuit (the “10th Circuit”). While the appeal was pending, Utility filed a motion for the recovery from the Company of some $800,000 in alleged attorney’s fees as provided, purportedly, under the Lanham Patent and Uniform Trade Secrets Act. That motion was denied in its entirety by final judgement entered February 14, 2018. On February 16, 2018, the 10th Circuit issued its decision affirming the decision of the District Court. The Company filed a petition for rehearing by the panel and en banc which has also been denied. Utility has filed its own motion for the recovery of attorney fees, on appeal in the alleged amount of $125,000. That motion was denied by the 10th Circuit. In the District Court, Utility failed or declined to file any request for the recovery of costs and the time for the award thereof, as well as for any further appeal by either party, has now expired.

The Company is also involved as a plaintiff and defendant in ordinary, routine litigation and administrative proceedings incidental to its business from time to time, including customer collections, vendor and employment-related matters. The Company believes the likely outcome of any other pending cases and proceedings will not be material to its business or its financial condition.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

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Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Risks related to our license arrangements.

We have licensing agreements with Sasken and Lead regarding certain software used as the platform for the proprietary software we have developed for use in our products. These licensing agreements have specified terms and are renewable on an annual basis unless both parties determine not to renew them and provided the parties are in compliance with the agreements. If we fail to make the payments under these licenses or if these licenses are not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

We are a party to several lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail resulting in losses and may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Prospectus Summary” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information. We believe that the likely outcome of any other pending cases and proceedings will not be material to our business or financial condition. However, there can be no assurance that we will prevail in the litigation or proceedings or that we may not have to pay damages or other awards to the other party.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

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Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Investors should review our subsequent reports filed with the SEC described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

AUGUST 2019 REGISTERED OFFERING AND CONCURRENT PRIVATE PLACEMENT

On August 5, 2019, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Selling Stockholders, providing for the issuance of (i) the Company’s 8% Senior Secured Convertible Promissory Notes due August 4, 2020 (the “Notes”) with a principal face amount of $2,777,777.78, which Notes are, subject to certain conditions, convertible into 1,984,126 shares of Common Stock at a price per share of $1.40 (the “Conversion Shares”); (ii) five-year warrants to purchase an aggregate of 571,428 shares of Common Stock underlying the Warrants (the “Warrant Shares”) at an exercise price of $1.8125, subject to customary adjustments thereunder, which Warrants are immediately exercisable upon issuance and on a cashless basis if the Warrants have not been registered 180 days after the date of issuance; and (iii) shares of Common Stock equal to 5% of the aggregate purchase price of the Notes (the “Commitment Shares”), with an aggregate value of $125,000 (the “Commitment Shares”, and collectively with the Notes, the Conversion Shares, the Warrants and the Warrant Shares, the “Securities”). Pursuant to the Purchase Agreement, the Investors purchased the Securities for an aggregate purchase price of $2,500,000.

An aggregate of $1,153,320 in principal amount of Notes (the “Registered Notes”), the Conversion Shares underlying the Registered Notes and all of the Commitment Shares were issued to the Selling Stockholders in a registered direct offering (the “Registered Offering”) and registered under the Securities Act pursuant to a prospectus supplement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2019, to the Company’s currently effective registration statement on Form S-3 (File No. 333-225227), which was initially filed with the SEC on May 25, 2018, and was declared effective on June 6, 2018 (the “Shelf Registration Statement”). Approximately $1,153,320 in original principal amount of our Notes were issued pursuant to the Shelf Registration Statement.

Pursuant to the Purchase Agreement, the Company issued to the Selling Stockholders in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Private Placement”, and together with the Registered Offering, the “Offering”), the remaining aggregate of $1,624,457.78 in principal amount of other Notes, the shares of Common Stock issuable from time to time upon conversion of such other Notes, the Warrants and the Warrant Shares. The Offering closed on August 5, 2019.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders upon conversion of the Notes or exercise of Warrants offered hereby. To the extent we receive proceeds from the exercise of Warrants held by the Selling Stockholders at $1.8125 per share, we will use those proceeds to repay the expenses of this offering, and for working capital and other general corporate purposes

We have agreed to bear the expenses (other than selling commissions or any legal expenses incurred by any Selling Stockholder) in connection with the registration of the shares of our Common Stock being offered for resale hereunder by the Selling Stockholders.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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SELLING STOCKHOLDERS

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock as to which the Selling Stockholders have sole or shared voting power or investment power and any shares of Common Stock the Selling Stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable pursuant to the Notes currently convertible, or convertible within sixty (60) days), and upon exercise of the Warrants currently exercisable or exercisable within sixty (60) days.

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership as of August 30, 2019. The second column also assumes the conversion and exercise of all the Notes and Warrants, respectively, held by the Selling Stockholders on August 30, 2019, without regard to any limitations on conversion or exercise described in this prospectus or in such Notes and Warrants, respectively.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. Such aggregate amount of Common Stock does not take into account any applicable limitations on conversion or exercise of the Notes and Warrants, respectively.

This prospectus covers the resale of (i) all of the shares of Common Stock issued and issuable upon conversion of the Notes, (ii) any additional shares of Common Stock issued and issuable in connection with the Notes (in each case without giving effect to any limitations on conversion set forth in the Notes), (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Notes, (iv) all of the shares of Common Stock issued and issuable upon exercise of the Warrants, (v) any additional shares of Common Stock issued and issuable in connection with the Warrants (in each case without giving effect to any limitations on exercise set forth in the Warrant), (vi) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Warrants.

Because the conversion price and exercise price of the Notes and Warrants may be adjusted, respectively, the number of shares of Common Stock that will actually be issued upon conversion and exercise of the Notes and Warrants, respectively, may be more or less than the number of shares of Common Stock being offered by this prospectus. The Selling Stockholders can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Stockholders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

Each of the Selling Stockholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
OGP I, LLC (2)	925,238	675,384	249,854	2.1%
Anson Investments Master Fund LP (3)	1,206,323	675,384	530,939	4.5%
Hudson Bay Master Fund LTD (4)	1,607,662	346,352	1,261,310	10.8%
Intracoastal Capital, LLC (5)	122,635	34,635	88,000	0.8%
TOTAL	3,861,858	1,731,755	2,130,103	18.2%

(1)	Represents shares of common stock owned by the Selling Stockholders upon full conversion of the Notes and exercise of the Warrants offered hereby.

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(2)

Represents shares of common stock owned by OGP LLC including; (i) a total of 675,384 shares as one of the Selling Stockholders upon full conversion of the Notes and exercise of the Warrants being registered hereby and; (ii) 249,854 shares upon full conversion of the outstanding convertible notes issued on August 5, 2019.

The Notes and Warrants contain provisions that limit the number of shares issuable upon their exercise to 4.99% beneficial ownership of our common stock, or 9.99% beneficial ownership if the holder gives us written notice, which it has not. The disclosure of the Selling Stockholders shares of common stock owned prior to and after the offering do not reflect the application of these limitations.

Ari Morris is the sole Member of OGP I, LLC and may be considered the beneficial owner of any securities held by OGP I, LLC.

(3)

Represents shares of common stock owned by Anson Investments Master Fund LP including; (i) a total of 675,384 shares as one of the Selling Stockholders upon full conversion of the Notes and exercise of the Warrants being registered hereby; (ii) 214,139 shares upon full conversion of the outstanding convertible notes issued on August 5, 2019 and (iii) 316,800 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $3.00 per share issued in April 2018.

The Notes and Warrants contain provisions that limit the number of shares issuable upon their exercise to 4.99% beneficial ownership of our common stock, or 9.99% beneficial ownership if the holder gives us written notice, which it has not. The disclosure of the Selling Stockholders shares of common stock owned prior to and after the offering do not reflect the application of these limitations.

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman

(4)

Represents shares of common stock owned by Hudson Bay Master Fund LTD including; (i) a total of 346,352 shares as one of the Selling Stockholders upon full conversion of the Notes and exercise of the Warrants being registered hereby; (ii) 164,760 shares upon full conversion of the outstanding convertible notes issued on August 5, 2019, (iii) 439,883 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $13.43 per share, (iv) 400,000 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $5.00 per share, (v) 146,667 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $3.36 per share and, (vi) 110,000 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $3.00 per share.

The Notes and Warrants contain provisions that limit the number of shares issuable upon their exercise to 4.99% beneficial ownership of our common stock, or 9.99% beneficial ownership if the holder gives us written notice, which it has not. The disclosure of the Selling Stockholders shares of common stock owned prior to and after the offering do not reflect the application of these limitations.

Hudson Bay Master Fund LTD is a Cayman Islands exempted company. Hudson Bay Capital Management LP is the investment manager of Hudson Bay Master Fund Ltd. and has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund LTD and Sander Gerber disclaims beneficial ownership over these securities.

(5)

Represents shares of common stock owned by Intracoastal Capital LLC including; (i) a total of 34,635 shares as one of the Selling Stockholders upon full conversion of the Notes and exercise of the Warrants being registered hereby; (i) 73,333 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $3.36 per share and, (ii) 14,667 shares upon exercise of outstanding common stock purchase warrants at an exercise price of $3.00 per share.

Mitchell P. Kopin and Daniel B. Asher, are each managers of Intracoastal Capital LLC (‘‘lntracoastal’’) and have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares held by Intracoastal. The address for this selling stockholder is: 245 Palm Trail Delray Beach, FL 33483.

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Material Relationships with Selling Stockholders

In addition to the transactions described above in “August 2019 Registered Offering and Concurrent Private Placement”, we have had the following material relationships with the Selling Stockholders in the last three (3) years:

Anson Investments Master Fund, LP, Hudson Bay Master Fund LTD and Intracoastal Capital, LLC:

On April 3, 2018, we completed a private placement (the “2018 Private Placement”) of $6.05 million in principal amount of Senior Secured Convertible Promissory Notes (the “2018 Notes”) and warrants to purchase 806,667 shares of common stock of the Company (the “2018 Warrants”) to the institutional investors. The 2018 Notes and 2018 Warrants were issued pursuant to a Securities Purchase Agreement (the “2018 Purchase Agreement”) between the Company and the purchasers’ signatory thereto.

The 2018 Notes were convertible at any time after their date of issue at the option of the purchasers into shares of Common Stock at $2.50 per share (the “Conversion Price”). The Notes matured on May 3, 2019 (the “Maturity Date”). Commencing on July 1, 2018, and continuing for each fiscal month thereafter through the Maturity Date, the Company agreed to make payments of principal and interest to the purchasers in order to fully amortize the 2018 Notes. The Conversion Price was subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

The 2018 Warrants issued in conjunction with the 2018 Note were exercisable to purchase up to an aggregate of 806,667 shares of Common Stock commencing on the date of issuance at an exercise price of $3.00 per share (the “Exercise Price”). The 2018 Warrants will expire on the fifth (5th) anniversary of their date of issuance. The Exercise Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The 2018 Warrants provide for cashless exercise in the event that after 180-days after their issuance a registration statement on Form S-1 (or other applicable registration statement under the Securities Act) covering the resale of all shares of Common Stock underlying the 2018 Warrants is not available for the issuance of such shares of Common Stock. A purchaser has no right to convert the 2018 Note or exercise the 2018 Warrant to the extent that such conversion or exercise would result in such purchaser being the beneficial owner in excess of 4.99% (or, upon election of purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company. The 2018 Notes were repaid on August 21, 2018.

Intracoastal Capital, LLC:

The Company entered into a Securities Purchase Agreement (the “2017 Purchase Agreement”), dated August 21, 2017, with institutional investors including Intracoastal Capital, LLC, pursuant to which the Company agreed to issue and sell, in registered direct offering, an aggregate of 940,000 shares of common stock, par value $0.001 per share, of the Company at an offering price of $3.00 and Series B warrants to purchase shares of Common Stock (the “Series B Warrants”), for gross proceeds of $3.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received two registered warrants, each with an exercise price of $3.36 per share (the “Series A-1 Warrants” and the “Series A-2 Warrants”). The Series A-1 Warrants are exercisable to purchase up to 680,000 shares of Common Stock (or 0.68 warrant shares per share of Common Stock purchased) in the aggregate, and have a term of five (5) years commencing six (6) months following the closing date. The Series A-2 Warrants are exercisable to purchase 200,000 shares of Common Stock (or 0.20 warrant shares per share of Common Stock purchased), in the aggregate, and have a term of five (5) years. Additionally, the Company issued to certain of the investors, in lieu of shares of Common Stock at closing, the Series B Warrants that are immediately exercisable to purchase 60,000 shares of Common Stock for which the investors paid $2.99 per share at the closing and will pay $0.01 per share upon exercise of the Series B Warrants so that such investors’ beneficial interest would not exceed 9.9% of the issued and outstanding shares of common stock. The Series B Warrants terminate upon exercise in full. The Series A-1 Warrants, Series A-2 Warrants and Series B Warrants are referred to herein as the “2017 Warrants.”

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The shares and the 2017 Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015 and was declared effective by the Commission on May 18, 2015.

The closing of the offering occurred on August 23, 2017.

Hudson Bay Master Fund LTD

2015 Transactions

The Company entered into a securities purchase agreement (the “July 2015 Purchase Agreement”) with two investors including Hudson Bay Master Fund, LP pursuant to which the Company agreed to issue and sell, in an at-the- market registered direct offering (the “2015 Offering”), an aggregate of 879,766 shares of Common Stock (the “2015 Shares”), an offering price of $13.64 per share, for gross proceeds of approximately $12.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received a registered short-term warrant (the “Series A Warrant”) to purchase approximately 0.5 shares of Common Stock for a total of 437,086 shares of Common Stock. The Series A Warrants are immediately exercisable for a term of 24 months from their date of issuance. The 2015 Shares and the Series A Warrants are being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015, and was declared effective by the Commission on May 18, 2015.

In a concurrent private placement (the “July 2015 Private Placement”), the Company agreed to issue to the investors including Hudson Bay Master Limited Fund, LP certain warrants (the “2015 Series B Warrants” and “Series C Warrants” collectively with the Shares and the Series A Warrants, the “Securities”) at an exercise price of $13.43 per share. With respect to the 2015 Series B Warrants, for each share of Common Stock purchased in the registered direct offering, the investors received approximately 0.25 shares of Common Stock, for a total of 222,738 shares of Common Stock. With respect to the Series C Warrants, for each share of common stock purchased in the registered direct offering, the investors received one share of Common Stock, for a total of 879,766 shares of Common Stock. The 2015 Series B Warrants and Series C Warrants were immediately exercisable and expire 24 months and five and one-half years, respectively, from their dates of issuance.

The closing of the July 2015 Offering occurred on July 22, 2015.

2016 Private Placement

On December 30, 2016, the Company completed a private placement (the “December 2016 Private Placement”) of $4.0 million in principal amount of 8% senior secured convertible debentures (the “December 2016 Debentures”) and common stock warrants (the “December 2016 Warrants”) to two institutional investors including Hudson Bay Master Fund, LP. The December 2016 Debentures and December 2016 Warrants were issued pursuant to a securities purchase agreement (the “December 2016 Purchase Agreement”) between the Company and the purchasers signatory thereto. The December 2016 Private Placement resulted in gross proceeds of $4.0 million before placement agent fees and other expenses associated with the transaction. The proceeds were used for general corporate purposes.

Prior to the maturity date, the December 2016 Debentures bore interest at 8% per annum with interest payable in cash quarterly in arrears on the first business day of each calendar quarter following the issuance date. The Debentures ranked senior to the Company’s existing and future indebtedness.

The December 2016 Debentures were convertible at any time six months after their date of issue at the option of the holders into shares of the Company’s common stock at $5.00 per share. The December 2016 Debentures matured on March 30, 2018 and were paid off through proceeds from the Private Placement. The December 2016 Warrants are exercisable to purchase up to an aggregate of 800,000 shares of Common Stock commencing on the date of issuance at an exercise price of $5.00 per share. The December 2016 Warrants will expire on the fifth anniversary of their date of issuance. The exercise price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

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2017 Offering

The Company, entered into a Securities Purchase Agreement (the “2017 Purchase Agreement”), dated August 21, 2017, with institutional investors including Hudson Bay, pursuant to which the Company agreed to issue and sell, in registered direct offering, an aggregate of 940,000 shares of common stock, par value $0.001 per share, of the Company at an offering price of $3.00 and Series B warrants to purchase shares of Common Stock (the “Series B Warrants”), for gross proceeds of $3.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received two registered warrants, each with an exercise price of $3.36 per share (the “Series A-1 Warrants” and the “Series A-2 Warrants”). The Series A-1 Warrants are exercisable to purchase up to 680,000 shares of Common Stock (or 0.68 warrant shares per share of Common Stock purchased) in the aggregate, and have a term of five (5) years commencing six (6) months following the closing date. The Series A-2 Warrants are exercisable to purchase 200,000 shares of Common Stock (or 0.20 warrant shares per share of Common Stock purchased), in the aggregate, and have a term of five (5) years. Additionally, the Company issued to certain of the investors, in lieu of shares of Common Stock at closing, the Series B Warrants that are immediately exercisable to purchase 60,000 shares of Common Stock for which the investors paid $2.99 per share at the closing and will pay $0.01 per share upon exercise of the Series B Warrants so that such investors’ beneficial interest would not exceed 9.9% of the issued and outstanding shares of common stock. The Series B Warrants terminate upon exercise in full. The Series A-1 Warrants, Series A-2 Warrants and Series B Warrants are referred to herein as the “2017 Warrants.”

The shares and the 2017 Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015 and was declared effective by the Commission on May 18, 2015.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades on The NASDAQ Capital Market under the symbol “DGLY.”

Holders

There were approximately 138 record holders of our Common Stock at June 30, 2019. The number of registered stockholders excludes any beneficial owners of common shares held in street name.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 2019, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	Each of our executive officers;

●	Each of our directors; and

●	All of our current executive officers and directors as a group

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Beneficial ownership is determined according to the rules of the Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within sixty (60) days of August 30, 2019. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of August 30, 2019, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Digital Ally, Inc., 9705 Loiret Blvd., Lenexa, KS 66219.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class of Common Stock (1)
5% Stockholders:
Michael Glita 25 Notchpark Road Little Falls, NJ 07424	1,410,475	11.7%
Executive Officers & Directors:
Stanton E. Ross (2)	1,100,661	9.1%
Leroy C. Richie (3)	146,718	1.2%
Daniel F. Hutchins (4)	150,200	1.3%
Michael J. Caulfield (5)	107,855	0.9%
Thomas J. Heckman (6)	899,674	7.4%

All officers and directors as a group (five individuals)	2,405,108	19.9%

(1)	Based on 11,767,730 shares of Common Stock issued and outstanding as of August 30, 2019 and an aggregate of 375,000 options vested or to vest within sixty (60) days held by officers and directors as of August 30, 2019. The percentages exclude the shares to be sold under this prospectus related to the offer and resale of up to an aggregate of 1,731,755 shares of Common Stock, as follows: (i) 1,160,317 shares of Common Stock underlying those Debentures issuable to the Selling Stockholders; and (iii) 571,428 shares of Common Stock underlying those certain Warrants issued to the Selling Stockholders.

(2)	Mr. Ross’s total shares include: (i) 270,000 restricted shares that are subject to forfeiture to us and (ii) vested options exercisable to purchase 33,750 shares of common stock. Mr. Ross has pledged 200,525 common shares and options exercisable to purchase 33,750 shares of common stock to the lenders as collateral for personal loans.

(3)	Mr. Richie’s total shares include: (i) 4,000 restricted shares of common stock that are subject to forfeiture to us, (ii) vested options exercisable to purchase 92,500 shares of common stock, and (iii) unvested options which vest within 60 days exercisable to purchase 15,000 shares of common stock.

(4)	Mr. Hutchins’ total shares include: (i) 4,000 restricted shares of common stock that are subject to forfeiture to us, (ii) vested options exercisable to purchase 101,250 shares of common stock, and (iii) unvested options which vest within 60 days exercisable to purchase 15,000 shares of common stock.

(5)	Mr. Caulfield’s total shares include(i) vested options exercisable to purchase 90,000 shares of common stock and (ii) unvested options which vest within 60 days exercisable to purchase 15,000 shares of common stock.

(6)	Mr. Heckman’s total shares include (i) 170,000 restricted shares that are subject to forfeiture to us; (ii) vested options exercisable to purchase 12,500 shares of common stock; and (iii) 125,420 shares of common stock held in the Company’s 401(k) Plan (on December 31, 2018) as to which Mr. Heckman has voting power as trustee of the 401(k) Plan. Mr. Heckman has pledged 143,059 common shares to financial institutions as collateral for personal loans.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in no reportable transactions with related persons during the years ended December 31, 2018 and 2017 other than the following:

We entered into an agreement that required us to make monthly payments that will be applied to future commissions and/or consulting fees to be earned by the provider. The agreement is with a limited liability company (“LLC”) that is minority owned by a relative of our chief financial officer. Under the agreement, dated January 15, 2016 and as amended on February 13, 2017, the LLC provides consulting services for developing a new distribution channel outside of law enforcement for our body-worn camera and related cloud storage products to customers in the United States. We advanced amounts to the LLC as advance against commissions ranging from $5,000 to $6,000 per month plus necessary and reasonable expenses for the period through June 30, 2017, which can be automatically extended based on the LLC achieving minimum sales quotas. The agreement was renewed in January 2017 for a period of three years, subject to yearly minimum sales thresholds that would allow us to terminate the contract if such minimums are not met. As of December 31, 2018, we had advanced a total of $279,140 pursuant to this agreement and established an allowance reserve of $104,140 for a net advance of $175,000. The minimum sales threshold has not been met and we have discontinued all advances, although the contract has not been formally terminated. However, the exclusivity provisions of the agreement have been terminated.

DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Capital Stock

Our authorized capital consists of 50,000,000 shares of Common Stock, $0.001 par value per share. As of June 30 2019, we had 11,613,442 shares of our Common Stock issued and outstanding, which excludes 63,518 shares held in treasury.

Common Stock

Voting Rights

Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Dividends

Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

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Liquidation

If the Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our Common Stock pro rata.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability

All outstanding shares of our Common Stock are fully paid and nonassessable.

Options and Warrants

As of June 30, 2019, 2019, there were outstanding Common Stock options entitling the holders to purchase 596,075 shares of Common Stock at a weighted average exercise price of $3.90 per share and warrants entitling the holders to purchase up to 4,164,145 shares of Common Stock at a weighted average exercise price of $5.71 per share.

See “August 2019 Registered Offering and Concurrent Private Placement” for additional information with respect to the Warrants.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

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Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or
●	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City. UT 84122. Its telephone number is (801) 274-1088.

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We estimate the total offering expenses of this offering that will be payable by us will be approximately $20,000.

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LEGAL MATTERS

Sullivan & Worcester LLP will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 incorporated in this Prospectus by reference from the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the Common Stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the Common Stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of Digital Ally is www.digitalallyinc.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 29, 2019;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 15, 2019;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 14, 2019;

●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 21, 2019, filed with the SEC on April 1, 2019, as supplemented by Definitive Additional Materials, filed with the SEC on August 4, 2019; and

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2019, March 29, 2019, May 15, 2019, May 24, 2019, June 21, 2019, July 16, 2019, August 5, 2019 and August 14, 2019.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

9705 Loiret Blvd.,

Lenexa, KS 66219

(913) 814-7774

Corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com . For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$322.41
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$20,000.00
Miscellaneous	$177,59
Total	$28,000.00

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Under Nevada law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his or her fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada Revised Statutes (“NRS”), or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation and Bylaws provide, among other things, that a director or officer of the corporation may be indemnified against expenses, liability, and loss (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, or investigative, to the fullest extent permitted under the NGCL, unless it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Directors and officers of the corporation cannot be personally liable for damages for breach of fiduciary duty, except (a) for acts of omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission (the “SEC”) is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

During the last three completed fiscal years and to date in the current fiscal year, we sold the following unregistered securities:

	Sale of Unregistered Securities	Number of shares	Date

●	8% Senior convertible debentures issued with a conversion price of $5.00 per share (Westpark Capital served as placement agent)	800,000 (Upon conversion)	December 30, 2016

●	Detachable warrants issued in connection with 8% Senior convertible debentures with an exercise price of $5.00 per share (Westpark Capital served as placement agent)	800,000 (Upon exercise)	December 30, 2016

●	Detachable warrants issued in connection with 8% notes payable with an exercise price of $3.65 per share	200,000 (Upon exercise)	June 30, 2017

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●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $2.75 per share	100,000 (Upon exercise)	September 30, 2017

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $2.60 per share	100,000 (Upon exercise)	November 15, 2017

●	Detachable warrants issued in connection with 8% notes payable with an exercise price of $3.25 per share	120,000 (Upon exercise)	December 29, 2017

●	12% secured convertible debentures issued with a conversion price of $3.25 per share	76,923 (Upon conversion)	March 7, 2018

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $3.50 per share	36,000 (Upon exercise)	March 7, 2018

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $3.25 per share	60,000 (Upon exercise)	March 16, 2018

●	8% Senior convertible debentures issued with a conversion price of $2.50 per share offered hereby (Roth Capital Partners served as placement agent)	2,775,000 (Upon conversion)	April 3, 2018

●	Warrants issued in connection with 8% notes payable with an exercise price of $3.00 per share offered hereby (Roth Capital Partners served as placement agent)	916,667 (Upon exercise)	April 3, 2018

●	8% Senior convertible debentures issued with a conversion price of $2.50 per share offered hereby (Roth Capital Partners served as placement agent)	330,000 (Upon exercise)	May 11, 2018

●	Warrants issued in connection with 8% notes payable with an exercise price of $3.00 per share offered hereby (Roth Capital Partners served as placement agent)	110,000	May 11, 2018

●	8% senior convertible debentures issued with a conversion price of $1.40 per share	1,160,327 (Upon conversion)	August 5, 2019

●	Detachable warrants issued in connection with 8% notes with an exercise price of $1.8125 per share	571,428 (Upon exchange)	August 5, 2019

Except as stated above, no underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

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Item 16. Exhibits.

(a)	The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit

2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004.	(1)
3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004.	(1)
3.2	Amended and Restated By-laws of Registrant.	(1)
3.3	Audit Committee Charter, dated September 22, 2005.	(1)
3.4	Compensation Committee Charter, dated September 22, 2005	(1)
3.5	Nominating Committee Charter dated December 27, 2007.	(2)
3.6	Corporate Governance Guidelines	(3)
3.7	Nominating and Governance Charter, Amended and Restated as of February 25, 2010.	(4)
3.8	Strategic Planning Committee Charter, dated June 28, 2009.	(4)
3.9	Certificate of Change Pursuant to NRS 78.209 of Digital Ally, Inc.	(5)
4.1	Form of Common Stock Certificate.	(6)
4.2	Form of Common Stock Purchase Warrant.	(6)
4.3	Form of Series A Common Stock Purchase Warrant.	(7)
4.4	Form of Series B Common Stock Purchase Warrant.	(7)
4.5	Form of Series C Common Stock Purchase Warrant.	(7)
5.1	Opinion of Sullivan & Worcester LLP	*
10.1	2005 Stock Option and Restricted Stock Plan.	(6)
10.2	2006 Stock Option and Restricted Stock Plan.	(6)
10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan.	(6)
10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan.	(6)
10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000.	(6)
10.6	Promissory Note between Registrant and Acme Resources, LLC, dated September 1, 2004, in the principal amount of $500,000.	(8)
10.7	Promissory Note Extension between Registrant and Acme Resources, LLC, dated October 31, 2006.	(8)
10.8	Software License Agreement with Ingenient Technologies, Inc., dated March 15, 2004.*	(8)
10.9	Software License Agreement with Ingenient Technologies, Inc., dated April 5, 2005.*	(8)
10.10	Stock Option Agreement with Daniels & Kaplan, P.C., dated September 25, 2006.	(8)
10.11	Memorandum of Understanding with Tri Square Communications (Hong Kong) Co., Ltd. dated November 29, 2005.	(8)
10.12	2007 Stock Option and Restricted Stock Plan.	(9)
10.13	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.	(2)
10.14	Amendment to 2007 Stock Option and Restricted Stock Plan.	(2)
10.15	2008 Stock Option and Restricted Stock Plan.	(2)
10.16	Form of Stock Option Agreement (ISO and Non-Qualified) 2008 Stock Option Plan.	(2)
10.17	Promissory Note with Enterprise Bank dated February 13, 2009.	(2)
10.18	First Amendment to Promissory Note with Enterprise Bank dated February 13, 2009.	(10)
10.19	First Amendment to Promissory Note with Enterprise Bank dated June 30, 2009.	(10)

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10.20	Modification and Renewal of Promissory Note with Enterprise Bank dated February 1, 2010.	(11)
10.21	Forms of Restricted Stock Agreement for 2005, 2006, 2007 and 2008 Stock Option and Restricted Stock Plans.	(11)
10.22	Loan Modification or Renewal Agreement of Promissory Note with Enterprise Bank dated March 2, 2011.	(12)
10.23	2011 Stock Option and Restricted Stock Plan	(13)
10.24	Form of Stock Option Agreement for 2011 Stock Option and Restricted Stock Plan	(13)
10.25	8% Subordinated Promissory Note in principal amount of $1,500,000	(14)
10.26	Common Stock Purchase Warrant	(14)
10.27	8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.28	Common Stock Purchase Warrant	(15)
10.29	Allonge to 8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.30	Amendment to Common Stock Purchase Warrant	(15)
10.31	Second Allonge to 8% Subordinated Note, dated July 24, 2012.	(16)
10.32	Allonge to 8% Subordinated Note ($1.0 million) dated July 24, 2012.	(16)
10.33	Second Amendment to Common Stock Purchase Warrants (300,000 shares) dated July 24, 2012.	(16)
10.34	Amendment to Common Stock Purchase Warrants (150,000 shares) dated July 24, 2012.	(16)
10.35	Third Allonge to 8% Subordinated Note, dated December 4, 2013.	(17)
10.36	Second Allonge to 8% Subordinated Note ($1.0 million) dated December 4, 2013.	(17)
10.37	Common Stock Purchase Warrant (40,000 shares), dated December 4, 2013	(17)
10.38	Securities Purchase Agreement	(18)
10.39	Registration Rights Agreement	(18)
10.40	Form of Senior Secured Convertible Note	(18)
10.41	Form of Warrant to Purchase Common Stock	(18)
10.42	Pledge and Security Agreement	(18)
10.43	Patent Assignment for Security	(18)
10.44	Trademarks Assignment for Security	(18)
10.45	Guaranty	(18)
10.46	Deposit Account Control Agreement	(18)
10.47	Form of Voting Agreement	(18)

10.48	Form of Lock-Up Agreement	(18)
10.49	Securities Purchase Agreement	(19)
10.50	Registration Rights Agreement	(19)
10.51	Form of Senior Secured Convertible Note	(19)
10.52	Form of Warrant to Purchase Common Stock	(19)
10.53	Amended and Restated Pledge and Security Agreement	(19)
10.54	Patent Assignment for Security	(19)
10.55	Trademarks Assignment for Security	(19)
10.56	Amended and Restated Guaranty Agreement	(19)
10.57	Deposit Account Control Agreement-incorporated by reference to Exhibit 10.46 to the Company’s Current Report on Form 8-K filed on March 25, 2014	(19)
10.58	Form of Voting Agreement	(19)
10.59	Form of Lock-Up Agreement	(19)
10.60	Reaffirmation Agreement	(19)
10.61	Senior Secured Convertible Note	(19)
10.62	Warrant to Purchase Common Stock	(19)
10.63	Fourth Allonge to 8% Subordinated Note ($1.5 million) dated May 27, 2015	(20)
10.64	Third Allonge to 8% Subordinated Note ($1.0 million) dated May 27, 2015	(20)
10.65	Fifth Allonge to 8% Subordinated Note ($1.5 million) dated July 15, 2015	(21)
10.66	Fourth Allonge to 8% Subordinated Note ($1.0 million) dated July 15, 2015	(21)
10.67	Common Stock Purchase Warrant	(21)
10.68	Securities Purchase Agreement	(22)

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10.69	Amended and Restated 2015 Stock Option and Restricted Stock Plan	(23)
10.70	Series A Warrant Amendment Agreement	(24)
10.71	Series B Warrant Amendment Agreement	(24)
10.72	Series C Warrant Amendment Agreement	(24)
10.73	Securities Purchase Agreement	(25)
10.74	8% Senior Secured Convertible Debenture	(25)
10.75	Common Stock Purchase Warrant	(25)
10.76	Security Agreement	(25)
10.77	Subsidiary Guarantee	(25)
10.78	Form of Series A-1 Warrant	(26)
10.79	Form of Series A-2 Warrant	(26)
10.80	Form of Series A-3 Warrant	(26)
10.81	Form of Securities Purchase Agreement, dated as of August 21, 2017, by and among Digital Ally, Inc. and the purchasers signatory thereto.	(26)
10.82	Form of Securities Purchase Agreement, by and among the Company and the purchaser signatories thereto	(27)
10.83	Form of Secured Convertible Promissory Note	(27)
10.84	Form of Common Stock Purchase Warrant	(27)
10.85	Form of Security Agreement, by and among the Company and each of the secured parties thereto	(27)
10.86	Form of Intellectual Property Security Agreement, between the Company and the secured lender thereto	(27)
10.87	Form of Subsidiary Guarantee, by and among the Company, the purchasers under the Securities Purchase Agreement, and each of the Company’s subsidiaries	(27)
10.88	Common Stock Purchase Warrant of Digital Ally, Inc.	(29)
10.89	Proceeds Investment Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP	(29)
10.90	Proceeds Investment Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP	(29)
10.91	Form of Lock-Up Agreement	(30)
10.92	Form of Senior Secured Convertible Promissory Note due August 4, 2020.	(31)
10.93	Form of Common Stock Purchase Warrant.	(31)
10.94	Form of Securities Purchase Agreement, dated as of August 5, 2019, by and between the Company and the Investors.	(31)
10.95	Form of Security Agreement, dated August 5, 2019, by and among the Company, certain of the Company’s subsidiaries and the Secured Parties.	(31)
10.96	Form of IP Security Agreement, dated August 5, 2019, by the Company, in favor of the Agent and the Secured Parties.	(31)
10.97	Form of Subsidiary Guarantee, dated August 5, 2019, made by certain of the Company’s subsidiaries in favor of the Investors.	(31)
14.1	Code of Ethics and Code of Conduct.	(2)
21.1	Subsidiaries of Registrant	(28)

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23.1	Consent of RSM US LLP	*
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)*	*
24.1	Power of Attorney.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*Filed herewith.

(1)	Filed as an exhibit to the Company’s Form SB-2, filed October 16, 2006, No. 333-138025.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10KSB for the Year ending December 31, 2007.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K dated November 20, 2009.
(4)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(5)	Filed as an exhibit to the Company’s Form 8-K filed August 30, 2012.
(6)	Filed as an exhibit to the Company’s October 2006 Form SB-2.
(7)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015.
(8)	Filed as an exhibit to the Company’s Amendment No. 1 to Form SB-2, filed January 31, 2007, No. 333-138025.
(9)	Filed as an exhibit to the Company’s Form S-8, filed October 23, 2007, No. 333-146874.
(10)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2008.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(12)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2010.
(13)	Filed as an exhibit to the Company’s Form 8-K filed June 1, 2011.
(14)	Filed as an exhibit to the Company’s Form 8-K filed June 3, 2011.
(15)	Filed as an exhibit to the Company’s Form 8-K filed November 10, 2011.
(16)	Filed as an exhibit to the Company’s Form 8-K filed July 30, 2012.
(17)	Filed as an exhibit to the Company’s Form 8-K filed December 9, 2013.
(18)	Filed as an exhibit to the Company’s Form 8-K filed March 21, 2014.
(19)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2014.
(20)	Filed as an exhibit to the Company’s Form 8-K filed May 28, 2015.
(21)	Filed as an exhibit to the Company’s Form 8-K filed July 15, 2015.
(22)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015.
(23)	Filed as an exhibit to the Company’s Form S-8 filed May 23, 2016.
(24)	Filed as an exhibit to the Company’s Form 8-K filed November 16, 2016.
(25)	Filed as an exhibit to the Company’s Form 8-K filed January 3, 2017.
(26)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2017.
(27)	Filed as an exhibit to the Company’s Form 8-K filed April 4, 2018.
(28)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2015.
(29)	Filed as an exhibit to the Company’s Form 8-K filed August 2, 2018.
(30)	Filed as an exhibit to the Company’s Form 8-K filed September 26, 2018.
(31)	Filed as an exhibit to the Company’s Form 8-K filed August 5, 2019.

(b)	No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on September 5, 2019.

DIGITAL ALLY, INC.,

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Signature and Title	Date

/s/ Stanton E. Ross	September 5, 2019
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Richie	September 5, 2019
Leroy C. Richie, Director

/s/ Michael J. Caulfield	September 5, 2019
Michael J. Caulfield, Director

/s/ Daniel F. Hutchins	September 5, 2019
Daniel F. Hutchins, Director

/s/ Thomas J. Heckman	September 5, 2019
Thomas J. Heckman, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

44

EXHIBIT INDEX

(a)	The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement, dated September 26, 2018, by and among Digital Ally, Inc. and Roth Capital Partners, LLC, as representative of the underwriters	(30)
2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004.	(1)
3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004.	(1)
3.2	Amended and Restated By-laws of Registrant.	(1)
3.3	Audit Committee Charter, dated September 22, 2005.	(1)
3.4	Compensation Committee Charter, dated September 22, 2005	(1)
3.5	Nominating Committee Charter dated December 27, 2007.	(2)
3.6	Corporate Governance Guidelines	(3)
3.7	Nominating and Governance Charter, Amended and Restated as of February 25, 2010.	(4)
3.8	Strategic Planning Committee Charter, dated June 28, 2009.	(4)
3.9	Certificate of Change Pursuant to NRS 78.209 of Digital Ally, Inc.	(5)
4.1	Form of Common Stock Certificate.	(6)
4.2	Form of Common Stock Purchase Warrant.	(6)
4.3	Form of Series A Common Stock Purchase Warrant.	(7)
4.4	Form of Series B Common Stock Purchase Warrant.	(7)
4.5	Form of Series C Common Stock Purchase Warrant.	(7)
5.1	Opinion of Sullivan & Worcester LLP	*
10.1	2005 Stock Option and Restricted Stock Plan.	(6)
10.2	2006 Stock Option and Restricted Stock Plan.	(6)
10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan.	(6)
10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan.	(6)
10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000.	(6)
10.6	Promissory Note between Registrant and Acme Resources, LLC, dated September 1, 2004, in the principal amount of $500,000.	(8)
10.7	Promissory Note Extension between Registrant and Acme Resources, LLC, dated October 31, 2006.	(8)
10.8	Software License Agreement with Ingenient Technologies, Inc., dated March 15, 2004.	(8)
10.9	Software License Agreement with Ingenient Technologies, Inc., dated April 5, 2005.	(8)
10.10	Stock Option Agreement with Daniels & Kaplan, P.C., dated September 25, 2006.	(8)

45

10.11	Memorandum of Understanding with Tri Square Communications (Hong Kong) Co., Ltd. dated November 29, 2005.	(8)
10.12	2007 Stock Option and Restricted Stock Plan.	(9)
10.13	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.	(2)
10.14	Amendment to 2007 Stock Option and Restricted Stock Plan.	(2)
10.15	2008 Stock Option and Restricted Stock Plan.	(2)
10.16	Form of Stock Option Agreement (ISO and Non-Qualified) 2008 Stock Option Plan.	(2)
10.17	Promissory Note with Enterprise Bank dated February 13, 2009.	(2)
10.18	First Amendment to Promissory Note with Enterprise Bank dated February 13, 2009.	(10)
10.19	First Amendment to Promissory Note with Enterprise Bank dated June 30, 2009.	(10)
10.20	Modification and Renewal of Promissory Note with Enterprise Bank dated February 1, 2010.	(11)
10.21	Forms of Restricted Stock Agreement for 2005, 2006, 2007 and 2008 Stock Option and Restricted Stock Plans.	(11)
10.22	Loan Modification or Renewal Agreement of Promissory Note with Enterprise Bank dated March 2, 2011.	(12)
10.23	2011 Stock Option and Restricted Stock Plan	(13)
10.24	Form of Stock Option Agreement for 2011 Stock Option and Restricted Stock Plan	(13)
10.25	8% Subordinated Promissory Note in principal amount of $1,500,000	(14)
10.26	Common Stock Purchase Warrant	(14)
10.27	8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.28	Common Stock Purchase Warrant	(15)
10.29	Allonge to 8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.30	Amendment to Common Stock Purchase Warrant	(15)
10.31	Second Allonge to 8% Subordinated Note, dated July 24, 2012.	(16)
10.32	Allonge to 8% Subordinated Note ($1.0 million) dated July 24, 2012.	(16)
10.33	Second Amendment to Common Stock Purchase Warrants (300,000 shares) dated July 24, 2012.	(16)
10.34	Amendment to Common Stock Purchase Warrants (150,000 shares) dated July 24, 2012.	(16)
10.35	Third Allonge to 8% Subordinated Note, dated December 4, 2013.	(17)
10.36	Second Allonge to 8% Subordinated Note ($1.0 million) dated December 4, 2013.	(17)
10.37	Common Stock Purchase Warrant (40,000 shares), dated December 4, 2013	(17)
10.38	Securities Purchase Agreement	(18)
10.39	Registration Rights Agreement	(18)
10.40	Form of Senior Secured Convertible Note	(18)
10.41	Form of Warrant to Purchase Common Stock	(18)
10.42	Pledge and Security Agreement	(18)
10.43	Patent Assignment for Security	(18)
10.44	Trademarks Assignment for Security	(18)
10.45	Guaranty	(18)
10.46	Deposit Account Control Agreement	(18)
10.47	Form of Voting Agreement	(18)

46

10.48	Form of Lock-Up Agreement	(18)
10.49	Securities Purchase Agreement	(19)
10.50	Registration Rights Agreement	(19)
10.51	Form of Senior Secured Convertible Note	(19)
10.52	Form of Warrant to Purchase Common Stock	(19)
10.53	Amended and Restated Pledge and Security Agreement	(19)
10.54	Patent Assignment for Security	(19)
10.55	Trademarks Assignment for Security	(19)
10.56	Amended and Restated Guaranty Agreement	(19)
10.57	Deposit Account Control Agreement-incorporated by reference to Exhibit 10.46 to the Company’s Current Report on Form 8-K filed on March 25, 2014	(19)
10.58	Form of Voting Agreement	(19)
10.59	Form of Lock-Up Agreement	(19)
10.60	Reaffirmation Agreement	(19)
10.61	Senior Secured Convertible Note	(19)
10.62	Warrant to Purchase Common Stock	(19)
10.63	Fourth Allonge to 8% Subordinated Note ($1.5 million) dated May 27, 2015	(20)
10.64	Third Allonge to 8% Subordinated Note ($1.0 million) dated May 27, 2015	(20)
10.65	Fifth Allonge to 8% Subordinated Note ($1.5 million) dated July 15, 2015	(21)
10.66	Fourth Allonge to 8% Subordinated Note ($1.0 million) dated July 15, 2015	(21)
10.67	Common Stock Purchase Warrant	(21)
10.68	Securities Purchase Agreement	(22)
10.69	Amended and Restated 2015 Stock Option and Restricted Stock Plan	(23)
10.70	Series A Warrant Amendment Agreement	(24)
10.71	Series B Warrant Amendment Agreement	(24)
10.72	Series C Warrant Amendment Agreement	(24)
10.73	Securities Purchase Agreement	(25)
10.74	8% Senior Secured Convertible Debenture	(25)
10.75	Common Stock Purchase Warrant	(25)
10.76	Security Agreement	(25)
10.77	Subsidiary Guarantee	(25)
10.78	Form of Series A-1 Warrant	(26)
10.79	Form of Series A-2 Warrant	(26)
10.80	Form of Series A-3 Warrant	(26)
10.81	Form of Securities Purchase Agreement, dated as of August 21, 2017, by and among Digital Ally, Inc. and the purchasers signatory thereto.	(26)
10.82	Form of Securities Purchase Agreement, by and among the Company and the purchaser signatories thereto	(27)
10.83	Form of Secured Convertible Promissory Note	(27)
10.84	Form of Common Stock Purchase Warrant	(27)
10.85	Form of Security Agreement, by and among the Company and each of the secured parties thereto	(27)
10.86	Form of Intellectual Property Security Agreement, between the Company and the secured lender thereto	(27)
10.87	Form of Subsidiary Guarantee, by and among the Company, the purchasers under the Securities Purchase Agreement, and each of the Company’s subsidiaries	(27)
10.88	Common Stock Purchase Warrant of Digital Ally, Inc.	(29)
10.89	Proceeds Investment Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP	(29)
10.90	Proceeds Investment Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP	(29)
10.91	Form of Lock-Up Agreement	(30)
10.92	Form of Senior Secured Convertible Promissory Note due August 4, 2020.	(31)
10.93	Form of Common Stock Purchase Warrant.	(31)

47

10.94	Form of Securities Purchase Agreement, dated as of August 5, 2019, by and between the Company and the Investors.	(31)
10.95	Form of Security Agreement, dated August 5, 2019, by and among the Company, certain of the Company’s subsidiaries and the Secured Parties.	(31)
10.96	Form of IP Security Agreement, dated August 5, 2019, by the Company, in favor of the Agent and the Secured Parties.	(31)
10.97	Form of Subsidiary Guarantee, dated August 5, 2019, made by certain of the Company’s subsidiaries in favor of the Investors.	(31)
14.1	Code of Ethics and Code of Conduct.	(2)
21.1	Subsidiaries of Registrant	(28)
23.1	Consent of RSM US LLP	*
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)*	*
24.1	Power of Attorney.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*Filed herewith.

(1)	Filed as an exhibit to the Company’s Form SB-2, filed October 16, 2006, No. 333-138025.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10KSB for the Year ending December 31, 2007.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K dated November 20, 2009.
(4)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(5)	Filed as an exhibit to the Company’s Form 8-K filed August 30, 2012.
(6)	Filed as an exhibit to the Company’s October 2006 Form SB-2.
(7)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(8)	Filed as an exhibit to the Company’s Amendment No. 1 to Form SB-2, filed January 31, 2007, No. 333-138025
(9)	Filed as an exhibit to the Company’s Form S-8, filed October 23, 2007, No. 333-146874.
(10)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2008.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(12)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2010.
(13)	Filed as an exhibit to the Company’s Form 8-K filed June 1, 2011
(14)	Filed as an exhibit to the Company’s Form 8-K filed June 3, 2011
(15)	Filed as an exhibit to the Company’s Form 8-K filed November 10, 2011
(16)	Filed as an exhibit to the Company’s Form 8-K filed July 30, 2012
(17)	Filed as an exhibit to the Company’s Form 8-K filed December 9, 2013
(18)	Filed as an exhibit to the Company’s Form 8-K filed March 21, 2014
(19)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2014
(20)	Filed as an exhibit to the Company’s Form 8-K filed May 28, 2015
(21)	Filed as an exhibit to the Company’s Form 8-K filed July 15, 2015
(22)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(23)	Filed as an exhibit to the Company’s Form S-8 filed May 23, 2016
(24)	Filed as an exhibit to the Company’s Form 8-K filed November 16, 2016
(25)	Filed as an exhibit to the Company’s Form 8-K filed January 3, 2017
(26)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2017
(27)	Filed as an exhibit to the Company’s Form 8-K filed April 4, 2018
(28)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the Year ending December 31, 2015.
(29)	Filed as an exhibit to the Company’s Form 8-K filed August 2, 2018.
(30)	Filed as an exhibit to the Company’s Form 8-K filed September 26, 2018.
(31)	Filed as an exhibit to the Company’s Form 8-K filed August 5, 2019.

In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.

48

DIGITAL ALLY, INC.

PROSPECTUS

1,731,755 Shares of Common Stock

____________, 2019

49